Exhibit 99.2
Description of Changes to Risk Factors
Introduction
     The following risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 have changed and are restated in their entirety below:
•	“Covenants and events of default in our debt instruments could limit our ability to undertake certain types of transactions and adversely affect our liquidity”

•	“We could engage in or approve transactions involving our common stock that inadvertently impair the use of our federal income tax attributes”

•	“We could engage in or approve transactions involving our common stock that adversely affect significant stockholders”

•	“Payment of dividends may not continue in the future and our payment of dividends and stock repurchases are subject to restriction”
     Further, the risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 have expanded to include the following additional risk factors as set forth below:
•	“Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our debt”

•	“The conditional conversion features of our cash convertible senior notes, if triggered, may adversely affect our financial condition and operating results”

•	“The convertible note hedge and warrant transactions that we entered into in connection with the issuance of our cash convertible senior notes may affect the market price of our common stock”

•	“We are subject to counterparty risk with respect to the convertible note hedge transactions”
Restated Risk Factors
Covenants and events of default in our debt instruments could limit our ability to undertake certain types of transactions and adversely affect our liquidity.
     Our revolving credit facility contains negative and financial covenants and events of default that limit our financial flexibility and ability to undertake certain types of transactions. For instance, we are subject to negative covenants that restrict our activities, including restrictions on our ability to, among other things, grant liens, engage in mergers, sell assets, incur debt, enter into sale and leaseback transactions, make investments, undertake transactions with affiliates, pay dividends and repurchase shares. If we fail to satisfy the covenants that are set forth in our revolving credit facility or an event of default occurs under the revolving credit facility, we could be prohibited from borrowing thereunder. If we cannot borrow under the revolving credit facility, we could be required to seek additional financing, if available, or curtail our operations. Additional financing may not be available on commercially acceptable terms, or at all. If our revolving credit facility is terminated and we do not have sufficient cash on hand to pay any amounts outstanding under the facility, we could be required to sell assets or to obtain additional financing.

We could engage in or approve transactions involving our common stock that inadvertently impair the use of our federal income tax attributes.
     Section 382 of the Internal Revenue Code of 1986, or the Code, affects our ability to use our federal income tax attributes, including our net operating loss carry-forwards, following an ownership change as determined under the Code. Certain transactions may be included in the calculation of an ownership change, including transactions involving our repurchase or issuance of our common stock. When we engage in or approve any transaction involving our common stock that may be included in the calculation of an ownership change, our practice is to first perform the calculations necessary to confirm that our ability to use our federal income tax attributes will not be affected. These calculations are complex and reflect certain necessary assumptions. Accordingly, it is possible that we could approve or engage in a transaction involving our common stock that causes an ownership change and inadvertently impair the use of our federal income tax attributes.
     In connection with our issuance of $175 million aggregate principal amount of 4.5% cash convertible senior notes, which we refer to as our cash convertible senior notes, completed in March 2010, we entered into privately negotiated convertible note hedge transactions and warrant transactions with affiliates of the initial purchasers of our cash convertible senior notes, or the option counterparties. We have been informed that the option counterparties have established hedge positions with respect to the convertible note hedge transactions and warrant transactions and may modify their hedge positions from time to time by, among other things, purchasing and selling shares of our common stock. Under certain circumstances, these transactions may be included in the calculation of an ownership change. The convertible note hedge transaction documents contain provisions intended to ensure that we will be able to perform the calculations necessary to confirm that such transactions will not affect our ability to use our federal income tax attributes. However, as noted above, these calculations are complex and reflect certain necessary assumptions. Moreover, we have agreed to repurchase shares of our common stock held by the option counterparties as hedges in respect of the convertible note hedge transactions and the warrant transactions if the option counterparties become 5% stockholders as a result of certain change of law events and we do not approve their hedging transactions at the time. Accordingly, it is possible that we could approve transactions in connection with the hedging activities by the option counterparties or repurchase shares from them, which could cause an ownership change and inadvertently impair the use of our federal income tax attributes.
We could engage in or approve transactions involving our common stock that adversely affect significant stockholders.
     Under the transfer restrictions in our certificate of incorporation, our 5% stockholders are, in effect, required to seek the approval of, or a determination by, our board of directors before they engage in transactions involving our common stock. We could engage in or approve transactions involving our common stock, including transactions by option counterparties that become 5% stockholders, if any, that limit our ability to approve future transactions involving our common stock by our 5% stockholders, including option counterparties that become 5% stockholders, if any, in accordance with the transfer restrictions in our certificate of incorporation without impairing the use of our federal income tax attributes. In addition, we could engage in or approve transactions involving our common stock that cause stockholders owning less than 5% to become 5% stockholders, resulting in those stockholders having to seek the approval of, or a determination by, our board of directors under our certificate of incorporation before they could engage in future transactions involving our common stock. For example, share repurchases reduce the number of shares of our common stock outstanding and could cause a stockholder holding less than 5% to become a 5% stockholder even though it has not acquired any additional shares.

Payment of dividends may not continue in the future and our payment of dividends and stock repurchases are subject to restriction.
     In June 2007, our board of directors initiated the payment of a regular quarterly cash dividend. A quarterly cash dividend has been paid in each subsequent quarter. The future declaration and payment of dividends, if any, will be at the discretion of the board of directors and will depend on a number of factors, including our results, financial condition, anticipated cash requirements and ability to satisfy conditions reflected in our revolving credit facility. We can give no assurance that dividends will be declared and paid in the future. Our revolving credit facility restricts our ability to pay any dividends and to repurchase shares of our common stock. More specifically, under our revolving credit facility, we are permitted to pay cash dividends and repurchase common stock during any fiscal year generally only up to an aggregate amount not to exceed (1) $50.0 million if our borrowing availability is equal to or greater than $150.0 million and (2) $25.0 million if either (a) our borrowing availability is less than $150.0 million but equal to or greater than $100.0 million, or (b) our borrowing availability is less than $100.0 million but equal to or greater than $50.0 million, and our fixed charges coverage ratio is greater than 1.1 to 1.0. However, we are permitted to pay cash dividends and repurchase common stock without limitation when there are no loans outstanding under our revolving credit facility.
Additional Risk Factors
Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our debt.
     Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our debt, including our cash convertible senior notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our debt will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.
The conditional conversion features of our cash convertible senior notes, if triggered, may adversely affect our financial condition and operating results.
     In the event the conditional conversion features of our cash convertible senior notes are triggered, holders of such notes will be entitled to convert such notes at any time during specified periods at their option. If one or more holders elect to convert their notes, we would be required to settle our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of our cash convertible senior notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.
The convertible note hedge and warrant transactions that we entered into in connection with the issuance of our cash convertible senior notes may affect the market price of our common stock.
     In connection with the issuance of our cash convertible senior notes, we entered into privately negotiated convertible note hedge transactions and warrant transactions with the option counterparties. Under the terms of the convertible note hedge transactions, we purchased from the option counterparties cash-settled call options relating to shares of our common stock. Under the terms of the warrant transactions, we sold to the option counterparties net-share-settled warrants relating to our common stock.
     We have been informed that, in connection with establishing their initial hedge positions with respect to the convertible note hedge transactions and the warrant transactions, the option counterparties and/or their affiliates entered into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of our cash convertible senior notes and that the option counterparties and/or their affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock in secondary market transactions prior to the maturity of our cash convertible senior notes (and are likely to do so during any settlement averaging period related to a conversion of our cash convertible senior notes). The effect, if any, of these transactions and activities on the market price of our common stock will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the market price of our common stock.
We are subject to counterparty risk with respect to the convertible note hedge transactions.
     The option counterparties are financial institutions or affiliates of financial institutions, and we will be subject to the risk that these option counterparties may default or otherwise fail to perform, or may exercise certain rights to terminate their obligations, under the convertible note hedge transactions. Our exposure to the credit risk of the option counterparties will not be secured by any collateral. Recent global economic conditions have resulted in the actual or perceived failure or financial difficulties of many financial institutions, including a bankruptcy filing by Lehman Brothers Holdings Inc. and its various affiliates. If one or more of the option counterparties to one or more of our convertible note hedge transactions becomes subject to insolvency proceedings, we will become an unsecured creditor in those proceedings with a claim equal to our exposure at the time under those transactions. Our exposure will depend on many factors but, generally, the increase in our exposure will be correlated to the increase in the market price of our common stock and in volatility of our common stock. In addition, upon a default or other failure to perform, or a termination of obligations, by one of the option counterparties, we may suffer adverse tax consequences and dilution with respect to our common stock and we may be prevented under the revolving credit facility (or any replacement credit facility) from paying the cash amount due upon the conversion of our cash convertible senior notes. We can provide no assurances as to the financial stability or viability of any of the option counterparties.